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Exhibit 10.41

                                                               November 20, 1995

[Executive Officer]

Dear [Executive Officer]:

        This letter amends that certain Letter Agreement dated [date] between you and Wang Laboratories, Inc. ("WLI") pursuant to which you are employed by WLI (the "Employment Letter"). WLI has agreed with you that the Employment Letter is hereby amended as follows:

    1. Paragraph 2 of the Employment Letter is deleted in its entirety and the following paragraph is added in substitution thereof:

               The terms and conditions of this letter will be in full force and effect and continue until December 31, 1998 (the "End Date"), unless otherwise terminated as provided in paragraph 4 below, and will provide you with one (1)-year of severance benefits if your employment with the Company is terminated at any time, as described in paragraph 4 below, prior to the End Date. Upon the occurrence of the End Date, your employment status will be at-will. All other terms and conditions of this letter will remain in effect after the End Date, subject to Wang's right to review them and make adjustments as appropriate.

    2. Paragraph 3(a) of the Employment Letter is deleted in its entirety and the following paragraph is added in substitution thereof:

               Your annual base salary will be $[ ] (payable semi-monthly) for Fiscal Year 1996 and you will be eligible to participate in a yearly bonus plan targeted at [ ]% of your base salary, depending on your performance plan against the goals specified in the plan. Your salary and bonus will be reviewed yearly for possible upward adjustments at the discretion of the Company.

        The Employment Letter is hereby ratified and confirmed, except as expressly modified herein.

                                            WANG LABORATORIES, INC.

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[Executive Officer]                         Joseph M. Tucci